FOR IMMEDIATE RELEASE	Exhibit 99.1

Contacts:
Jeff Young		Sandy Smith
Media Relations		Investor Relations
Akamai Technologies	—or—	Akamai Technologies
617-444-3913		617-444-2804
jyoung@akamai.com		ssmith@akamai.com

AKAMAI REPORTS RECORD REVENUE AND PROFITS
FOR FIRST QUARTER 2005

•	Revenue grows 24 percent year-over-year to $60.1 million, a 4 percent increase from prior quarter

•	First quarter GAAP net income grows to $14.1 million, a 5 percent increase from prior quarter, or $0.10 per diluted share

CAMBRIDGE, Mass. – April 27, 2005 – Akamai Technologies, Inc. (NASDAQ: AKAM), the leading global service provider for accelerating content and business processes online, today reported financial results for the first quarter ended March 31, 2005. Revenue for the first quarter 2005 was $60.1 million, a 4 percent increase over fourth quarter 2004 revenue of $57.6 million, and a 24 percent increase over first quarter 2004 revenue of $48.4 million.

Net income in accordance with United States Generally Accepted Accounting Principles, or GAAP, increased in the first quarter of 2005 to $14.1 million, or $0.10 per diluted share, consistent with earnings per diluted share in the prior quarter, and a significant improvement over 2004 first quarter earnings per diluted share of $0.02 per share.

“We are off to a great start this year and this quarter’s positive results demonstrate the expanding market opportunity for, and utilization of, our global, on-demand platform,” said Paul Sagan, president and CEO of Akamai. “Our goal is to continue growing revenue and earnings through increased adoption of our core delivery services, as well as new offerings for on-demand managed services and accelerating Web applications.”

The Company generated normalized net income* of $14.3 million, or $0.10 per diluted share, in the first quarter of 2005. (*See Use of Non-GAAP Financial Measures below for definitions.)

Adjusted EBITDA* for the first quarter of 2005 was $20.4 million, up 10 percent compared to $18.6 million in the prior quarter, and up 37 percent compared to $14.9 million in the first quarter of 2004. Adjusted EBITDA as a percent of revenue was 34 percent, up from 32 percent in the prior quarter. (*See Use of Non-GAAP Financial Measures below for definitions.)

- more -

Cash from operations increased 20 percent to $18.7 million in the first quarter as compared to fourth quarter 2004 cash from operations of $15.6 million, and was more than double first quarter 2004 cash from operations of $8.6 million.

At March 31, 2005, the Company had approximately 127.4 million shares of common stock outstanding, and had approximately $118.0 million of cash, cash equivalents and marketable securities.

Customers
The number of total customers under long-term services contracts increased to 1,360, a 4 percent increase over fourth quarter 2004, marking the ninth consecutive quarter of net customer growth, and a 16 percent increase year-over-year.

New customers in the first quarter included Connextra Limited, CTS EVENTIM AG, Fordham University, F-Secure Corporation, InterSystems, Motricity, New England Patriots, Palladium Group, Inc., 3 Suisses-Gruppe, U.S. Department of Agriculture (USDA), and West Elm, among others.

Sales through resellers and sales outside the United States accounted for 25 percent and 20 percent, respectively, of revenue for the first quarter of 2005.

Quarterly Conference Call
Akamai will host a conference call today at 4:30 p.m. ET that can be accessed through 1-888-689-4521 (or 1-706-645-9202 for international calls). A live Webcast of the call may be accessed at www.akamai.com in the Investor section. In addition, a replay of the call will be available for one week following the conference through the Akamai Website or by calling 1-800-642-1687 (or 1-706-645-9291 for international calls) and using conference ID No. 5075937.

About Akamai
Akamai® is the leading global service provider for accelerating content and business processes online. More than 1,300 organizations have formed trusted relationships with Akamai, improving their revenue and reducing costs by maximizing the performance of their online businesses. Leveraging the Akamai EdgePlatform, these organizations gain business advantage today, and have the foundation for the emerging Web solutions of tomorrow. Akamai is “The Trusted Choice for Online Business.” For more information, visit www.akamai.com.

- more -

Financial Statements

Condensed Consolidated Balance Sheets
(dollar amounts in thousands)
(unaudited)

	March 31,	December 31,
	2005	2004
Assets
Cash and cash equivalents	$39,881	$35,318
Marketable securities	43,602	34,380
Restricted marketable securities	932	932
Accounts receivable, net	34,285	30,333
Prepaid expenses and other current assets	6,337	7,706

Current assets	125,037	108,669
Marketable securities	29,884	34,065
Restricted marketable securities	3,722	3,722
Property and equipment, net	31,007	25,242
Goodwill and other intangible assets, net	5,116	5,128
Other assets	6,844	5,917

Total assets	$201,610	$182,743

Liabilities and stockholders’ deficit
Accounts payable and accrued expenses	$46,105	$42,446
Other current liabilities	4,294	4,320

Current liabilities	50,399	46,766
Other liabilities	5,100	5,294
Convertible notes	256,614	256,614

Total liabilities	312,113	308,674
Stockholders’ deficit	(110,503)	(125,931)

Total liabilities and stockholders’ deficit	$201,610	$182,743

Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2005	2004	2004
Revenues	$60,096	$57,576	$48,367

Costs and operating expenses:
Cost of revenues *	11,524	11,173	12,146
Research and development	3,629	3,344	2,694
Sales and marketing	16,745	15,017	14,010
General and administrative *	11,839	13,463	11,197
Amortization of other intangible assets	12	12	12

Total costs and operating expenses	43,749	43,009	40,059

Operating income	16,347	14,567	8,308

Interest expense, net	1,013	1,319	3,158
Loss on early extinguishment of debt	—	852	2,018
Loss (gain) on investments, net	—	1	(11)
Other expense (income), net	726	(1,183)	138

Income before provision for income taxes	14,608	13,578	3,005
Provision for income taxes	529	187	84

Net income	$14,079	$13,391	$2,921

Net income per share:
Basic	$0.11	$0.11	$0.02
Diluted	$0.10	$0.10	$0.02

Shares used in per share calculations:
Basic	127,051	126,261	122,104
Diluted	147,282	147,306	133,825

*	Includes depreciation (see supplemental tables for figures)

	Three Months Ended
	March 31,	December 31,	March 31,
	2005	2004	2004
Supplemental financial data (in thousands):
Network-related depreciation	$2,915	$2,731	$4,450
Other depreciation	$939	$1,007	$1,594

Capital expenditures	$9,719	$7,138	$3,042

Net increase (decrease) in cash, cash equivalents, restricted cash and marketable securities	$9,604	$(11,379)	$(31,307)

End of period statistics:
Number of customers under recurring contract	1,360	1,310	1,172
Number of employees	633	605	565
Number of deployed servers	16,017	15,075	14,434

Condensed Consolidated Statements of Cash Flows
(amounts in thousands)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2005	2004	2004
Cash flows from operating activities:
Net income	$14,079	$13,391	$2,921
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of deferred financing costs	4,140	4,051	6,497
Equity-related compensation	227	236	533
Deferred taxes	158	408	30
Non-cash portion of loss on early extinguishment of debt	—	292	977
Loss (gain) on investments, property and equipment and foreign currency, net	227	(437)	156
Provision for doubtful accounts	413	191	(206)
Changes in operating assets and liabilities:
Accounts receivable, net	(4,761)	(1,411)	(3,333)
Prepaid expenses and other current assets	777	(1,441)	2,474
Accounts payable, accrued expenses and other current liabilities	4,878	38	(2,204)
Accrued restructuring	(352)	(352)	(450)
Deferred revenue	281	907	1,173
Other noncurrent assets and liabilities	(1,365)	(298)	68

Net cash provided by operating activities:	18,702	15,575	8,636

Cash flows from investing activities:
Purchases of property and equipment and capitalization of internal-use software	(9,719)	(7,138)	(3,042)
Purchase of investments	(10,544)	(14,814)	(121,418)
Proceeds from sale of property and equipment	—	—	9
Proceeds from sales and maturities of investments	5,203	15,040	171,725
Decrease in restricted cash held for note repurchases	—	—	5,000

Net cash (used in) provided by investing activities	(15,060)	(6,912)	52,274

Cash flows from financing activities:
Payments on capital leases	(134)	(141)	(131)
Proceeds from the issuance of 1% convertible senior notes, net of financing costs	—	—	24,313
Repurchase and retirement of 5 1/2% covertible subordinated notes	—	(24,875)	(62,873)
Proceeds from the issuance of common stock under stock option and employee stock purchase plans	1,643	3,863	2,178

Net cash provided by (used in) financing activities	1,509	(21,153)	(36,513)

Effects of exchange rate translation on cash and cash equivalents	(588)	1,587	(568)

Net increase (decrease) in cash and cash equivalents	4,563	(10,903)	23,829
Cash and cash equivalents, beginning of period	35,318	46,221	105,652

Cash and cash equivalents, end of period	$39,881	$35,318	$129,481

*Use of Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), Akamai has historically provided additional financial metrics that are not prepared in accordance with GAAP (non-GAAP). Recent legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors.

Akamai defines “Adjusted EBITDA” as net income, before interest, taxes, depreciation, amortization, equity-related compensation, restructuring charges and benefits, certain gains and losses on equity investments, foreign exchange gains and losses, and loss on early extinguishment of debt. Akamai considers Adjusted EBITDA to be an important indicator of the company’s operational strength and performance of its business and a good measure of the company’s historical operating trend.

Adjusted EBITDA eliminates items that are either not part of the company’s core operations, such as investment gains and losses, foreign exchange gains and losses, early debt extinguishment, net interest expense and restructuring activities, or do not require a cash outlay, such as equity-related compensation and impairment of intangible assets. Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the company’s estimate of the useful life of tangible and intangible assets. These estimates could vary from actual performance of the asset, are based on historic cost incurred to build out the company’s deployed network, and may not be indicative of current or future capital expenditures.

Akamai defines “Adjusted EBITDA margin” as a percentage of adjusted EBITDA over revenue. Akamai considers Adjusted EBITDA margin to be an indicator of the company’s operating trend and performance of its business in relation to its revenue growth.

Akamai defines “capital expenditures” or “capex” as purchases of property and equipment and capitalization of internal-use software development costs. Capital expenditures or capex are disclosed in Akamai’s condensed consolidated statement of cash flows in the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

Akamai defines “normalized net income” as net income before amortization of intangible assets, equity-related compensation, restructuring charges and benefits, certain gains and losses on equity investments, and loss on early extinguishment of debt. Akamai considers normalized net income to be another important indicator of the overall performance of the company because it eliminates the effects of events that are either not part of the company’s core operations or are non-cash.

Adjusted EBITDA and normalized net income should be considered in addition to, not as a substitute for, the company’s operating income and net income, as well as other measures of financial performance reported in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measures
In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the company is presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial metrics to the comparable GAAP measures.

Reconciliation of GAAP net income to normalized net income
and Adjusted EBITDA
(amounts in thousands, except per share data)

	Three Months Ended
	March 31,	December 31	March 31,
	2005	2004	2004
Net income	$14,079	$13,391	$2,921

Amortization of intangible assets	12	12	12
Equity-related compensation	227	236	533
Loss (gain) on investments, net	—	1	(11)
Loss on early extinguishment of debt	—	852	2,018

Total normalized net income:	14,318	14,492	5,473

Interest expense, net	1,013	1,319	3,158
Provision for income taxes	529	187	84
Depreciation and amortization	3,854	3,738	6,044
Other expense (income), net	726	(1,183)	138

Total Adjusted EBITDA:	$20,440	$18,553	$14,897

Normalized net income per share:
Basic	$0.11	$0.11	$0.04
Diluted	$0.10	$0.10	$0.04

Shares used in per share calculations:
Basic	127,051	126,261	122,104
Diluted	147,282	147,306	133,825

# # #

Akamai Statement Under the Private Securities Litigation Reform Act
The release contains information about future expectations, plans and prospects of Akamai’s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including statements concerning the expected growth and development of our business. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, unexpected increases in Akamai’s use of funds, loss of significant customers, failure to increase our revenue and keep our expenses consistent with revenues, the effects of any attempts to intentionally disrupt our services or network by unauthorized users or others, failure to have available sufficient transmission capacity, a failure of Akamai’s services or network infrastructure, failure to maintain the prices we charge for our services , inability to service and repay our outstanding debt and other factors that are discussed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.

In addition, the statements in this press release represent Akamai’s expectations and beliefs as of the date of this press release. Akamai anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Akamai may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Akamai’s expectations or beliefs as of any date subsequent to the date of this press release.